Exhibit 99.1

                                                          FOR IMMEDIATE RELEASE



       NTL SHAREHOLDERS WITHDRAW REQUEST FOR REGISTRATION STATEMENT FILING
                    FRANCE TELECOM TO BUY 3.3 MILLION SHARES

     New York, New York;  (October 25, 1999) - NTL Incorporated  (Nasdaq:  NTLI;
Easdaq: NTLI.ED) announced today that certain shareholders (the "Selling Shareholders") with registration rights who had previously requested the filing by the Company of a registration statement with the SEC for approximately 6,250,000 shares of common stock have withdrawn the request. France Telecom has agreed to purchase 3.3 million of these shares. In addition, pursuant to a registration rights agreement, the Selling Shareholders will give notice to other shareholders party to that agreement of their right to sell a proportionate amount of their NTL shares to France Telecom. The shares being sold represent a portion of the shares of NTL common stock obtained by these shareholders as consideration in an acquisition completed earlier this year. The Selling Shareholders have also agreed to a restriction whereby shares not included in the sale to France Telecom would not be transferable for 120 days during which no requests for registration may be made.

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For further  information  contact:  John F. Gregg, Senior Vice President - Chief
Financial Officer, Kathy Makrakis, Director - Investor Relations or Richard J. Lubasch, Executive Vice President - General Counsel, at (212) 906-8440; or via e-mail at investor_relations@ntli.com.